Exhibit 99.1

CONTACT:
The Management Network Group, Inc.      or        Brainerd Communicators
Janet Hall                                        Corey Kinger (Investors)
Janet.Hall@tmng.com                               Kinger@braincomm.com
800.876.5329                                      Olga Shmuklyer (Media)
                                                  shmuklyer@braincomm.com
                                                  212.986.6667


                TMNG GLOBAL BOARD APPROVES SHARE REPURCHASE PLAN



Overland Park, KS - September 5, 2006 - TMNG Global (Nasdaq: TMNG), a leading provider of management consulting services to the global communications, media and entertainment industries, today announced that its Board of Directors has approved a share repurchase program. The program authorizes the purchase of up to 2 million shares of the company's common stock, representing approximately 12% of TMNG's public float. Under the plan, the company is authorized to repurchase stock from time to time in the open market or through privately negotiated transactions through September 1, 2008, in accordance with SEC rules.



"Our reinvigorated consulting offerings and strong positioning around the wireless and IP technologies driving change in the global communications industry reinforce our positive outlook for the company's long-term growth prospects," said Rich Nespola, the company's Chariman and CEO. "In light of this long-term outlook, we do not believe our current share price accurately reflects the company's inherent value. We believe the repurchase of shares at current price levels is a prudent investment for the company."



About TMNG Global
The Management Network Group, Inc. (Nasdaq: TMNG) is a leading provider of professional services to the converging communications industry and the financial services firms that support it. With more than 400 consultants worldwide, TMNG Global's clients include communications service providers, entertainment, media and technology companies, and financial services firms.

Founded in 1990, TMNG Global has provided strategic and management consulting, as well as managed services, to more than 1000 clients worldwide, including all the Fortune 500 telecommunications companies. The company is headquartered in Overland Park, Kansas, with offices in Boston, Chicago, London, New York, Denver, Dallas, and Washington, DC. TMNG Global can be reached at 1.888.480.TMNG
(8664) or online at http://www.tmng.com.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties. In particular, any statements contained herein regarding expectations with respect to future business, revenues or profitability are subject to known and unknown risks, uncertainties, and contingencies, many of which are beyond the Company's control, which may cause actual results, performance, or achievements to differ materially from those projected or implied in such forward-looking statements. Factors that might affect actual results, performance, or achievements include, among other things, conditions in the telecommunications industry, overall economic and business conditions, the demand for the Company's services, and technological advances and competitive factors in the markets in which the Company competes. These risks and uncertainties are described in detail from time to time in TMNG's filings with the Securities and Exchange Commission.



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